Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 27, 2012, relating to the consolidated financial statements of Ruckus Wireless, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board’s Accounting Standards Update (ASU) 2009-13, Multiple Deliverable Revenue Arrangements and ASU 2009-14, Certain Revenue Arrangements that include Software Elements), appearing in the Prospectus dated November 15, 2012 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Company’s Registration Statement No. 333-184309 on Form S-1, as amended.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

November 20, 2012